 Exhibit 99.1

Bio-Path Holdings Reports Fiscal 2010 Second Quarter Financial Results

Company Also Completes Initial Sale of Registered Shares Under Financing With Lincoln Park Capital

FOR IMMEDIATE RELEASE

August 17, 2010 HOUSTON, TX – Bio-Path Holdings, Inc., (OTC BB: BPTH) (“Bio-Path”), a biotechnology company with drug development operations in Houston, Texas, announced today financial and operational results for its fiscal 2010 second quarter ended June 30, 2010.

Peter Nielsen, President and Chief Executive Officer of Bio-Path commented, “The second quarter produced significant advances for the Company both in operations and finance.  The Phase I clinical trial in the Company’s lead cancer drug candidate was opened for enrollment by the end of the quarter, and subsequently in July, dosing of patients commenced.  Fund raising produced considerable momentum in the quarter, as the Company completed a $7 million financing agreement with Lincoln Park Capital Partners, LLC (“LPC”), a Chicago-based institutional investor.  The Company also raised additional funds from a small private placement financing.”

The Company also announced it has satisfied all conditions precedent under the equity purchase agreement with Lincoln Park Capital Fund to commence sales of common stock to LPC for up to an aggregate of $7 million.  One of the significant conditions that Bio-Path was required to satisfy under the equity purchase agreement was to file a registration statement with the SEC covering the resale of certain shares by LPC and for the SEC to declare that registration statement effective, which the Company confirmed happened July 12, 2010.  To date, LPC has purchased $350,000 of Bio-Path common stock under the equity purchase agreement.

SECOND QUARTER 2010 FINANCIAL AND OPERATIONAL HIGHLIGHTS

•	Operational Highlights

o	Enrollment opens for Bio-Path’s Phase I clinical trial in it’s lead cancer drug

o	Bio-Path signs $7 million equity purchase agreement with Lincoln Park Capital

o	Bio-Path closes small private placement fund raising round

o	$473,000 in equity sales during the quarter.

•	Financial Highlights

o
Net loss totaled $(426,814) for the second quarter 2010, compared to a Net Loss of $(533,529) in the second quarter 2009.  Net Loss was $(0.01) a share based on 47,565,012 weighted average shares outstanding.

o	Operating expenses in the second quarter of 2010 decreased by 20% versus the second quarter 2009.

o	Net cash used in operating activities for the first six months of 2010 was reduced by $693,499, or 62%, versus the first six months of 2009.

o	The Company’s Balance Sheet remains strong, with equity capital providing approximately 89% of assets employed in the business.

Bio-Path is developing a neutral lipid-based liposome delivery technology for nucleic acid cancer drugs (including antisense and siRNA molecules), a delivery technology that forms microscopic-sized vehicles to safely deliver these drugs to their intended target cancer cells.

Bio-Path’s drug delivery technology involves microscopic-sized liposome particles that distribute nucleic acid drugs systemically and safely throughout the human body, via simple intravenous infusion. The delivery technology can be applied both to double stranded (siRNA) and single stranded (antisense) nucleic acid compounds with the potential to revolutionize the treatment of cancer and other diseases where drugable targets of disease are well characterized.   Bio-Path also anticipates developing liposome tumor targeting technology, representing next-generation enhancements to the Company’s core liposome delivery technology.

About Bio-Path Holdings, Inc.

Bio-Path is a drug development company focused on developing products licensed to it from The University of Texas M. D. Anderson Cancer Center for the treatment of cancer.  The Company is currently developing three cancer drug product candidates. The first lead cancer drug product, L-Grb-2 (antisense), is currently being studied in a Phase I human trial.  Bio-Path’s second drug candidate, also an antisense drug, is ready for the clinic, and its third candidate is a siRNA cancer drug that is in the final pre-clinical development stage.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Bio-Path’s ability to raise needed additional capital on a timely basis in order for it to continue its operations, have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies and the accuracy of such data, limited patient populations of early stage clinical studies and the possibility that results from later stage clinical trials with much larger patient populations may not be consistent with earlier stage clinical trials, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Bio-Path Holdings or at www.sec.gov. Bio-Path disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.biopathholdings.com.

Contact Information:

Peter Nielsen
President & Chief Executive Officer
Tel 832.971.6616